EXHIBIT 10.49
SUPPLY AGREEMENT
     THIS SUPPLY AGREEMENT (the “Agreement”) is made as of January 1, 2007 (the “Effective Date”), by and between Abbott Nutrition, a division of Abbott Laboratories, a corporation organized under the laws of Illinois with offices located at 625 Cleveland Avenue, Columbus, OH 43215 (including predecessor and successor entities, subsidiaries, divisions and Affiliates, “PURCHASER”), and Martek Biosciences Corporation, a Delaware corporation with offices located at 6480 Dobbin Road, Columbia, Maryland 21045 (“SELLER”).
WITNESSETH THAT:
     WHEREAS, PURCHASER and SELLER entered into a License Agreement dated as of March 31st, 2000, which License Agreement is amended by this Agreement solely to the extent expressly provided for herein (as so amended, the “License Agreement”), wherein SELLER has granted to PURCHASER in the Territory (as defined therein) certain rights under Licensed Patents (as defined therein) and Technology (as defined therein) (A) to produce the Licensee Product (as defined therein), (B) to use and make the Martek Products (as defined therein) for purposes of making and having made the Licensee Product and (C) to use, market and distribute the Licensee Product, in each case as further specified in the License Agreement; and
     WHEREAS, PURCHASER wishes to purchase the Martek Products from SELLER; and
     WHEREAS, SELLER is willing to supply the Martek Products for use by PURCHASER to manufacture, use, market and distribute the Licensee Product in accordance with the terms of the License Agreement and as otherwise set forth herein; and
     WHEREAS, such purchase and supply of the Martek Products shall be subject to the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing premises and of the mutual undertakings herein contained, the parties agree as follows:
ARTICLE 1. DEFINITIONS
     Unless defined herein, all capitalized terms will have the meaning stated in the License Agreement, as amended hereby. References herein to SELLER and PURCHASER shall also be deemed as references to Licensor and Licensee, respectively, for purposes of the License Agreement.
     1.1 * shall mean * as set forth in Exhibit F attached hereto, as such Exhibit may be modified by written agreement of the parties.
     1.2 * shall mean* as such * may be modified by written agreement of the parties.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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     1.3 “ARA” shall mean arachidonic acid.
     1.4 “DHA” shall mean docosahexaenoic acid.
     1.5 “Growing Up Milk” shall mean nutritionally enhanced milk and soy-milk based products marketed to and intended for use by children from twelve (12) through thirty-six (36) months of age.
     1.6 “Martek Product Specifications” shall mean the specifications for the Martek Products to be supplied hereunder, as set forth in Exhibit C attached hereto, as such Exhibit may be modified by written agreement of the parties.
     1.7 “Unit of the Martek Product” shall mean that quantity of Martek Products containing one (1) kilogram of DHA, one (1) kilogram of ARA, or one (1) kilogram of ARA and DHA in the aggregate.
ARTICLE 2. PURCHASE AND SUPPLY OF COMPOUNDS
     2.1 Purchase.
     2.1.1 Notwithstanding PURCHASER’s right to make and have made DHA and ARA as provided in the License Agreement, during the Term and subject to the terms of this Agreement including without limitation Section 2.7, PURCHASER shall purchase, and/or shall direct the Designee(s) (as defined in Exhibit B hereto) to purchase, from SELLER, PURCHASER’s total requirements of DHA and ARA as required by PURCHASER for use in the manufacture of Infant Formula Products in the Territory in accordance with the terms of the License Agreement and as otherwise set forth herein; provided, however, that such total requirements shall not include PURCHASER’s requirements of DHA and/or ARA for research and development purposes, or * to the extent not prohibited by this Agreement or the License Agreement. For purposes hereof, * includes the * of each formulation of each Licensee Product using * reasonably prior to * as part of reasonable efforts to * following *.
All quantities of the Martek Products purchased by PURCHASER or any Designee under this Agreement shall be used solely for purposes of manufacture and production of Licensee Products, or for research and development purposes related to Infant Formula Products or Growing Up Milk.
     2.1.2 PURCHASER agrees that, unless otherwise expressly provided herein, from and after the Effective Date, the provisions of Sections 2.4(i) and 4.1(vi) of the License Agreement shall be deleted and of no further force or effect, and shall be replaced by the following provisions, which shall survive termination of this Agreement until any later termination or expiration of the License Agreement:

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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(i)	SELLER agrees that (A) the price per Unit of Martek Products and the corresponding price per kilogram, for the same volume of Martek Products for use in Infant Formula Products, charged to PURCHASER have been, since the effective date of the License Agreement, * for Martek Products for use in Infant Formula Products, and (B) the per unit and corresponding per kilogram price for Martek Products for use in Infant Formula Products charged to PURCHASER shall, unless consented to in writing by PURCHASER or * to PURCHASER, *, continue to be *.

(ii)	SELLER shall not enter into * that includes any *, with another company having * greater than * of the * (such * as measured on * basis by * or a mutually agreed replacement therefor), for DHA and/or ARA for use in Infant Formula Products, with an * unless SELLER pays to PURCHASER*; provided, however, that the foregoing provision shall not apply with respect to any company that is an * with respect to Infant Formula Products operating in * as of the Effective Date, or to any company that has received a written offer of * within thirty-six (36) months prior to the Effective Date.
     2.2 Forecasts and Orders.
     2.2.1 On the Effective Date of this Agreement, PURCHASER shall give SELLER written notice of the quantity of Martek Products that PURCHASER estimates in good faith it will order or direct the Designees to order from SELLER during the remainder of the current calendar year. Not later than September 30 of each calendar year during the Term, PURCHASER shall give SELLER written notice of the quantity of Martek Products that PURCHASER estimates in good faith it will order or direct the Designees to order from SELLER during the next calendar year. In addition to the foregoing, one (1) month before the commencement of each calendar quarter during the Term, PURCHASER shall provide SELLER with a forecast (a “Rolling Forecast”) of PURCHASER’s requirements for the Martek Products for each of the succeeding four (4) quarters, specifying quantities and requested delivery dates. These forecasts will be PURCHASER’s good-faith estimate of requirements and shall not be considered a commitment or other obligation of PURCHASER or its Designees to purchase such Martek Products.
     2.2.2 PURCHASER and/or its Designees shall issue formal purchase orders (“Purchase Orders”) at least sixty (60) but no more than ninety (90) days in advance of the date on which PURCHASER or the Designee requests that SELLER deliver the Martek Products pursuant to Section 2.4.1 below. SELLER shall accept and fulfill Purchase Orders from PURCHASER and its Designees made in accordance with the terms of this Agreement for up to * of the relevant volumes specified in the Rolling Forecasts provided by PURCHASER pursuant to Section 2.2.1 above. Purchase Orders for additional amounts shall be accepted and filled by SELLER as is commercially reasonable.
     2.2.3 Purchase Orders submitted in accordance with this Agreement, which have been acknowledged in writing by SELLER, shall be considered as firm and binding orders (subject to the provisions of this Agreement) and shall only be canceled or amended by mutual written agreement of

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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the parties. SELLER shall acknowledge all Purchase Orders submitted in accordance with this Agreement within five (5) business days of SELLER’s receipt of such Purchase Orders.
     2.3 Payment Terms.
     2.3.1 Price. During the Term, PURCHASER or its Designee(s), as applicable based on who placed the Purchase Order, shall pay for the Martek Products that it orders and receives delivery of in accordance with the terms of this Agreement, at the prices determined in accordance with Exhibit A attached hereto (the “Purchase Price”). Since the Purchase Price per Unit of Martek Product is based on an annual volume purchase level, the Purchase Price invoiced for Martek Products purchased hereunder during a given calendar year shall be set using the annual forecasts submitted to SELLER by PURCHASER on September 30th of the prior calendar year in accordance with Section 2.2.1, subject to adjustments, if applicable, as provided in Section 2.3.2. Notwithstanding the foregoing, if PURCHASER’s relevant September 30 forecast indicates an annual volume that is * below the volume required for the next lower pricing tier, such lower price will be utilized for the invoiced Purchase Price for the relevant calendar year, subject to adjustments, if applicable, as provided in Section 2.3.2.
     2.3.2 Adjustments. If the quantity used to determine the invoiced Purchase Price as provided in Section 2.3.1 is greater than the quantity actually purchased during the relevant calendar year, and, as a result, the Purchase Price paid per Unit of Martek Product should have been higher in accordance with Exhibit A, then SELLER shall invoice PURCHASER within thirty (30) days after the end of such calendar year for an amount equal to the difference, if any, between the total Purchase Price paid and the total Purchase Price payable for the quantity of Martek Products actually purchased from SELLER as specified in Exhibit A. Alternatively, if the quantity actually purchased during the relevant calendar year exceeds the quantity used to determine the invoiced Purchase Price as provided in Section 2.3.1 for such calendar year, and, as a result, the Purchase Price paid per Unit of Martek Product should have been lower in accordance with Exhibit A, then SELLER shall credit against future purchases of the Martek Products by PURCHASER from SELLER an amount equal to the difference, if any, between the total Purchase Price payable for the quantity actually purchased as specified in Exhibit A and the total Purchase Price paid by PURCHASER. Any credit due to PURCHASER shall be made available within thirty (30) days after the end of such calendar year. In the event this Agreement terminates or is cancelled prior to the end of a calendar year, then the payments or, in lieu of credits for future purchases, reimbursements required to effectuate the foregoing shall be made within thirty (30) days of the date following such termination or cancellation.
     2.3.3 Collaboration. In each calendar year (or prorated portion thereof) during the Term, SELLER agrees to provide, as requested by PURCHASER, up to* man hours (or prorated portion thereof in the event of less than a full calendar year) of reasonable assistance to PURCHASER in PURCHASER’s efforts to identify efficiencies in PURCHASER’s shipping and handling of the Martek Products and in other areas as mutually agreed. As to any efficiencies in shipping and handling that may be attained pursuant to the foregoing sentence, * of any resulting savings shall accrue to PURCHASER, and, as to any other efficiencies, the parties shall mutually negotiate and agree in good faith on an apportionment of any savings resulting therefrom prior to undertaking such collaborative efforts.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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     2.3.4 Taxes. The Purchase Price for the Martek Products is exclusive of any and all national, state or local sales, use, value added or other similar taxes, customs duties and similar tariffs and fees which SELLER or its Affiliates may be required to pay or collect upon the delivery of the Martek Products, or otherwise. Should any such tax or levy be made, PURCHASER agrees to pay such tax or levy and indemnify SELLER for any claim for such tax or levy demanded. In no event, however, shall PURCHASER be responsible for any taxes based on SELLER’s income or similar measures.
     2.3.5 Terms. PURCHASER or the Designee, as applicable, shall pay all correct invoices for amounts due in accordance with Section 2.3.1 above in the United States in U.S. dollars within * from the date of SELLER’s invoice, which invoice shall be dated as of the date of delivery of the invoiced Martek Products in accordance with Section 2.4.1 below. Invoices to Designees shall not reference any Martek Product other than that being delivered for the benefit of PURCHASER hereunder. For any invoices containing invoicing errors, payment shall not be due with respect to the incorrect portions of the invoice only until the invoicing errors are corrected and a new invoice, with respect to the incorrect portions on the original invoice, is received by PURCHASER. In order to induce SELLER to fill orders for the Martek Products placed by the Designees, PURCHASER hereby agrees to * to ensure the timely payment of, and to assist in the collection of, amounts due from the Designees following receipt from SELLER of written notice of nonpayment of correctly invoiced amounts due hereunder from a Designee. Notwithstanding any other provision of this Agreement or the License Agreement, SELLER, at its reasonable discretion, shall have the right to revoke its approval of a particular Designee on sixty (60) days prior written notice to PURCHASER due to SELLER’s reasonable dissatisfaction with the performance of such Designee.
     2.3.6 Sample Request. SELLER may request, up to two (2) times per year, and PURCHASER shall provide following each such request, samples for up to six (6) SKUs of the Licensee Products from PURCHASER’s international markets. Reasonable expenses of filling any such requests shall be borne by SELLER. SELLER shall not resell or distribute such Licensee Products and shall use them only for purposes of display or evaluating their content of Martek Products.
     2.4 Order and Delivery Terms.
     2.4.1 Martek Products shall be delivered ExWorks SELLER’s place of shipment to PURCHASER or its Designee, as specified in the applicable Purchase Order.
     2.4.2 Title to and risk of loss of the Martek Products shall be transferred to PURCHASER or its Designee in accordance with Section 2.4.1 above.
     2.4.3 SELLER shall comply with the Martek Product Specifications, as set forth in Exhibit C attached hereto, and *, with respect to all Martek Product delivered hereunder.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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     2.4.4 In connection with ordering and delivering the Martek Products hereunder, SELLER and PURCHASER and/or its Designees may employ their standard forms, but nothing in such forms shall be construed to bind SELLER or PURCHASER or its Designees or to modify or amend the terms of this Agreement, and, in case of conflict herewith, this Agreement shall control.
     2.5 Product Recall/Complaints.
     2.5.1 Product Recall. Should the parties’ actions or any governmental action require the recall, destruction or withholding from market of any Martek Product or Licensee Product sold hereunder or pursuant hereto (a “Recall”), then SELLER shall bear the costs and expenses of such Recall to the extent such Recall is the result of the fault or omission of SELLER or its agents or subcontractors, including, by way of example only and not limitation, supplying Martek Product that is not in compliance with the Martek Product Specifications *, and PURCHASER shall bear the costs and expenses of such Recall to the extent such Recall is the result of the fault or omission of PURCHASER or its agents or subcontractors.
     2.5.2 Product Complaints. If SELLER receives a complaint from any Third Party, or if SELLER’s quality assurance group, infant formula business unit managers, or senior management otherwise become aware of a complaint or issue, about Martek Product involving safety concerns, SELLER shall notify PURCHASER in writing (Attn: Quality Assurance), including providing a copy of the complaint, within twenty-four (24) hours.
     2.6 Capacity and Supply.
     2.6.1 SELLER shall manage its manufacturing capacity through process improvement, capital expansion, and/or subcontracting with a Third Party to ensure it has the necessary capacity to manufacture and deliver Martek Product as ordered by PURCHASER in accordance with this Agreement.
     2.6.2 In the event that SELLER subcontracts the manufacture of Martek Product to a Third Party (a “SELLER TPM”), then SELLER shall (i) give PURCHASER at least three (3) months written notice prior to contracting with a SELLER TPM, (ii) disclose the identity and manufacturing location of the SELLER TPM, (iii) ensure that the SELLER TPM is bound to perform the relevant obligations of SELLER set forth pursuant to this Agreement, and (iv) before use of such SELLER TPM to supply Martek Product to PURCHASER, the SELLER TPM must be qualified pursuant to PURCHASER’s reasonable qualification process, which process PURCHASER shall conduct in a timely manner.
     2.6.3 The parties shall cooperate in order to help ensure a continuous supply of Martek Product. In order to help achieve this goal, SELLER shall use reasonable commercial efforts to provide, within six (6) months after the Effective Date, contingency plans for the manufacture by SELLER and/or its SELLER TPMs of Martek Product.
     2.6.4 If SELLER’s management does not reasonably believe that it will be able to supply all of the volumes of Martek Product specified in a Rolling Forecast or any outstanding Purchase

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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Order, then within * of SELLER’s receipt of the relevant Rolling Forecast pursuant to Section 2.2.1, or the occurrence of the event (e.g., a force majeure event or some other event that may interrupt SELLER’s operations) causing such supply concern, SELLER shall in good faith notify PURCHASER in writing of the quantity and timing of any expected shortfall, but any such notification shall not be deemed to be considered a firm commitment or result in any liability or obligation on the part of SELLER except as otherwise expressly set forth in this Agreement.
     2.7 Failure to Supply. In the event that SELLER (a) indicates pursuant to Section 2.6.4 that it is unable to satisfy PURCHASER’s requirements for Martek Product, or (b) fails to supply all of PURCHASER’s requirements for Martek Product pursuant to Purchase Orders accepted and acknowledged in accordance with Sections 2.2.2 and 2.2.3 (a “Shortfall Situation”), then Section 2.7.1 shall apply and, provided that PURCHASER is then in material compliance with the terms of this Agreement, PURCHASER shall be released from the obligation to purchase all of its requirements of Martek Product from SELLER, pursuant to Section 2.1.1, to the extent expressly provided below.
     2.7.1 In any Shortfall Situation, SELLER shall supply the portion of Martek Product that SELLER is capable of supplying, provided that SELLER may allocate Martek Product among its customers so long as SELLER treats PURCHASER*, and in no event shall PURCHASER receive, pursuant to Purchase Orders placed in accordance with the terms of this Agreement, less than that percentage share of available supply capacity that is directly proportionate to PURCHASER’s average percentage of SELLER’s capacity used to supply PURCHASER and its Designees during the prior twelve (12) months. SELLER shall use all commercially reasonable efforts to implement appropriate contingency plans established or subsequently developed by the parties that are designed with the objective of ensuring the continuity of uninterrupted supply of Martek Products as ordered by PURCHASER and its Designees and to otherwise overcome as soon as possible the cause for the inability of SELLER to fulfill PURCHASER’s and its Designees’ purchase orders for Martek Product. SELLER shall work collaboratively with PURCHASER to consider and pursue all other reasonable contingency options and plans.
     2.7.2 If a failure to supply occurs during any * of the Term such that SELLER fails to supply at least * of the amount of Martek Product ordered by PURCHASER and its Designees in the aggregate, or if a Shortfall Situation as described in Section 2.7(a) shall exist, then, as elected by PURCHASER, (y) PURCHASER may itself manufacture up to the Shortfall Quantity (as defined below) of DHA and/or ARA, as relevant, and/or (z) PURCHASER may obtain any remaining Shortfall Quantity of DHA and/or ARA, as relevant, from other sources by utilizing PURCHASER’s license and sublicensing rights as set forth in the License Agreement.
(a)	PURCHASER may obtain ARA and/or DHA via the foregoing rights for such period of time as is reasonably necessary for PURCHASER to obtain reasonable cover for SELLER’s failure to provide quantities of the Martek Products ordered hereunder by PURCHASER and its Designees, and to the extent otherwise consistent with PURCHASER’s rights under the License Agreement and this Agreement, but without an obligation to pay a Royalty. For purposes hereof, the “Shortfall Quantity” shall mean a monthly quantity that is * of (A) the maximum monthly shortfall amount

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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reasonably specified by SELLER in any relevant notice given pursuant to Section 2.6.4, or (B) the maximum amount actually ordered by PURCHASER and its Designees pursuant to Purchase Orders placed in accordance with the terms of this Agreement which is not delivered by SELLER in any of the * prior to PURCHASER becoming eligible to exercise its rights under this Section 2.7.2, as relevant.
(b)	Notwithstanding the foregoing subpart (a),
(i)	In negotiating any such contract for cover, PURCHASER shall reasonably consult with SELLER as to terms being offered and cooperate in good faith with SELLER in SELLER’s reasonable efforts to ensure it can resume its supply of PURCHASER’s total requirements of Martek Product hereunder upon SELLER’s resumption of its ability to supply such requirements. In any event, PURCHASER shall ensure that any contract for cover can be unilaterally terminated by PURCHASER on no more than * notice, unless otherwise agreed in writing by SELLER, such agreement to not be unreasonably withheld.

(ii)	PURCHASER will use commercially reasonable efforts to minimize the volume requirements and duration of any contract with a Third Party reasonably entered into to obtain cover as permitted herein. In connection with the foregoing sentence, provided SELLER agrees in writing to * PURCHASER for any difference in the price necessary to obtain lesser volumes, a shorter term, and/or a shorter notice period for a unilateral right to terminate early without cause, as applicable, as compared to a lower price that has been offered to PURCHASER in writing by a Third Party for other commercially reasonable terms consistent with PURCHASER’s rights to cover herein, PURCHASER shall agree to accept such higher price in exchange for such obligation of SELLER.
In the event that it is necessary for PURCHASER to contract for more than the Shortfall Quantity in order to obtain cover hereunder pursuant to reasonable commercial terms, PURCHASER shall, following written notice to SELLER of such event, be permitted, subject to the above provisions in this Section 2.7.2, to contract for a reasonable amount in addition to such Shortfall Quantity, provided that, notwithstanding any other provision of this Agreement, PURCHASER shall be required to pay to SELLER the Royalty as provided in the License Agreement (prior to any amendment made hereunder) on Infant Formula Product derived from any such quantity in excess of the Shortfall Quantity. For clarity, if any Shortfall Situation only relates to DHA or ARA, and not both, the rights as provided herein shall only relate to DHA or ARA, as relevant.
     2.7.3 In the event PURCHASER exercises any of its rights above in this Section 2.7 (including due to the force majeure provision in this Agreement), any amounts obtained by PURCHASER in accordance with this Section 2.7 in order to cover for SELLER’s failure to supply hereunder shall be credited to the volumes in the pricing tiers set forth in Exhibit A for the relevant year(s), solely for the purpose of making any adjustments pursuant to Section 2.3.2.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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     2.7.4 PURCHASER’s exercise of the rights granted in this Section 2.7 shall not be a breach of this Agreement by PURCHASER, and SELLER shall not pursue patent infringement actions against PURCHASER or any Third Party suppliers to the extent their actions are consistent with PURCHASER’s rights under this Section 2.7 and the License Agreement.
ARTICLE 3. WARRANTY AND DISCLAIMER
     3.1 SELLER’s Warranties. SELLER represents and warrants that:
     3.1.1 All Martek Products will be manufactured in accordance with current good manufacturing practices and in accordance with the characteristics, composition, stability and other requirements included in the Martek Product Specifications set forth in Exhibit C and *.
     3.1.2 All Martek Products manufactured and delivered to PURCHASER or any Designee pursuant to this Agreement will, at the time of such delivery, not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, as amended (the “Act”) or within the meaning of any applicable state or municipal law in which the definitions of adulteration and misbranding are substantially the same as those contained in the Act, as such Act and such laws are constituted and effective at the time of delivery and will not be an article that may not be introduced into interstate commerce.
     3.1.3 If any Martek Products fail to conform to the warranties set forth in Sections 3.1.1 and 3.1.2 above, SELLER, *, shall either replace the nonconforming Martek Products or refund to PURCHASER or its Designee, as applicable, the Purchase Price paid by PURCHASER or its Designee, as applicable, for the nonconforming Martek Products (including duty, freight, insurance charges, and other similar related expenses).
     3.1.4 To the knowledge of any of SELLER’s senior management (which includes SELLER’s General Counsel), as of the signing of this Agreement, there are no valid and enforceable Third Party patents that are infringed by SELLER’s manufacture or sale, in the Territory, of the Martek Products.
     3.2 SELLER’s Disclaimers.
     3.2.1 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS AND IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, RELATING TO THE TECHNOLOGY OR THE MARTEK PRODUCTS. SELLER MAKES NO REPRESENTATIONS OR WARRANTIES AND HAS NO DUTY TO ENSURE THAT THE TECHNOLOGY OR THE MARTEK PRODUCTS ARE USABLE WITH THE LICENSEE PRODUCT OR CAN BE INCORPORATED SAFELY INTO THE LICENSEE PRODUCT. IT IS HEREBY ACKNOWLEDGED AND AGREED THAT IT SHALL BE PURCHASER’S RIGHT AND OBLIGATION TO DETERMINE THE SAFETY AND UTILITY OF THE USE OF THE

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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MARTEK PRODUCTS WITH EACH LICENSEE PRODUCT; PROVIDED, HOWEVER, THAT THIS PROVISION DOES NOT SERVE TO RELIEVE MARTEK OF ITS OBLIGATIONS AS OTHERWISE SET FORTH IN THIS AGREEMENT.
     3.2.2 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER FURTHER DISCLAIMS ANY WARRANTY RELATING TO THE PATENTABILITY OF, OR THE VALIDITY OF ANY PATENTS RELATING TO, THE TECHNOLOGY, OR THE MARTEK PRODUCTS AND MAKES NO REPRESENTATIONS WHATSOEVER WITH REGARD TO THE SCOPE OF ANY LICENSED PATENTS OR THAT ANY LICENSED PATENTS MAY BE COMMERCIALLY EXPLOITED WITHOUT INFRINGING OTHER PATENTS.
     3.3 Mutual Warranties. SELLER and PURCHASER, as to its respective self, each represents and warrants to the other as follows:
     3.3.1 That its execution and delivery of this Agreement and its performance of the transactions contemplated hereby have been duly authorized by all necessary corporate actions.
     3.3.2 That its performance of any of the terms and conditions of this Agreement will not constitute a breach or violation of any other agreement or understanding, written or oral, to which it or its Affiliates is a party.
     3.3.3 To the best of its knowledge after the exercise of reasonable diligence, as of the Effective Date, no actions have been threatened in writing or are pending before any court or governmental agency or other tribunal that would affect its ability to perform its obligations under this Agreement.
ARTICLE 4. TERM; TERMINATION
     4.1 Term. This Agreement shall commence on the Effective Date and, subject to possible earlier termination of this Agreement in accordance with the terms hereof, shall terminate on the tenth (10th) anniversary of the Effective Date (the “Term”).
     4.2 Termination.
     4.2.1 Termination in Case of Material Breach; Opportunity to Cure. Either party to this Agreement may terminate this Agreement upon thirty (30) days prior written notice if the other party shall commit a material breach of this Agreement and shall not cure such breach within such thirty (30) day period. Any such written notice to terminate shall include a detailed statement as to the notifying party’s claimed material breach by the notified party.
     4.2.2 Termination in Case of Infringement. PURCHASER shall have the right to terminate this Agreement in a particular jurisdiction within the Territory if a court or other tribunal of competent jurisdiction determines by final order that the Technology or the Martek Products infringe upon the patent or other proprietary rights of any Third Party in such jurisdiction; provided, however, that if, prior to any such termination, SELLER develops a non-infringing

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

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alternative or obtains a license from such Third Party, such that PURCHASER could lawfully use the Technology and/or the Martek Products (as the case may be) in a commercially reasonable manner as permitted in this Agreement or the License Agreement in connection with the Licensee Products at no additional cost or expense to PURCHASER beyond that expressly provided in this Agreement, PURCHASER shall not terminate this Agreement pursuant to this Section 4.2.2. *.
     4.2.3 Termination in Case of Insolvency; Change of Control.
(i)	Notwithstanding any other provisions of this Agreement, either party to this Agreement may terminate this Agreement upon giving notice to the other, should the other commit an act of bankruptcy, declare bankruptcy, be declared bankrupt, enter into an arrangement for benefit of creditors, enter into a procedure of winding up or dissolution, or should a trustee or receiver be appointed for the other or upon the expropriation, takeover or nationalization of the other party or a majority portion of its assets by governmental action.

(ii)	In the event of any assignment of this Agreement pursuant to Section 9.7 by SELLER to any of the following entities, including to any acquirer, successor, assign, or person controlling, or under the common control of, any such named entity, and any other entity carrying on an infant formula business substantially similar to the businesses on an equivalent or greater scale to that carried on by any of such named entities, PURCHASER shall be entitled to terminate this Agreement by providing written notice of such intent to SELLER and to SELLER’s assignee at any time within sixty (60) days of receipt by PURCHASER of such notice of assignment: *. The date on which PURCHASER desires any such termination to become effective shall be indicated in its notice hereunder, and shall in no event be more than three hundred sixty-five (365) days after the date of PURCHASER’s notice.
     4.2.4 Early Termination. PURCHASER, with or without cause, unilaterally may terminate this Agreement effective as of or after the fifth (5th) anniversary of the Effective Date of the Agreement, provided that written notice thereof is provided to SELLER at least twelve (12) months prior to the intended effective termination date.
     4.3 Effect of Termination. Upon termination of this Agreement, PURCHASER and its Affiliates and Designees may continue, for a period of up to six (6) months, to manufacture and produce Licensee Products containing the Martek Products purchased hereunder, and to thereafter use, market, offer for sale, sell, promote and distribute, to the extent lawful, any such Licensee Products. Upon termination of this Agreement on account of SELLER’s breach of this Agreement, PURCHASER shall have the right, but not the obligation, to request SELLER to purchase from PURCHASER and its Affiliates and Designees, at the cost paid for such Martek Products, PURCHASER’s unused inventories of the Martek Products, and upon such a request SELLER shall purchase such Martek Products.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 11–

     4.4 Effect on License Agreement. Except to the extent specified in the second sentence of this Section 4.4, the provisions of this Agreement, including without limitation the provisions of Exhibit A and Exhibit B attached hereto, expressly amend Article I and Sections 1.2, 2.1, 2.3, 2.4, 3.4, 4.1(iii), 4.1(iv), 4.1(v), 4.1(vi), 4.4, 6.1, 6.2 and 6.3 of the License Agreement, and such amendments shall survive any termination of this Agreement, and the parties hereby ratify the terms of the License Agreement as amended by this Agreement. Upon termination of this Agreement, notwithstanding any other provision hereof, the License Agreement shall continue in accordance with the terms in effect as amended by this Agreement, except that (a) the amendments in this Agreement to Sections 4.1(iii) through 4.1(vi) of the License Agreement, and (b) the amendment to the License Agreement that is in Section 6 of Exhibit B to this Agreement, shall each be of no further force or effect from and after the effective date of termination.
ARTICLE 5. COVENANTS
     5.1 License Agreement. During the Term, Sections 6.1, 6.2 and 6.3 of the License Agreement shall be deemed deleted in their entirety and replaced with Sections 5.3, 5.4 and 5.5 below.
     5.2 Licensed Patents. It shall be solely SELLER’s responsibility to prosecute, defend, and maintain the Licensed Patents.
     5.3 Compliance with Law; Regulatory Approval; Manufacturing Audits.
     5.3.1 Each of SELLER and PURCHASER (itself and on behalf of its Affiliates) covenants and agrees that it shall conduct all of its operations dealing with the Technology, the Martek Products and the Licensee Product, in material compliance with all applicable laws, regulations and other requirements which may be in effect from time to time, of all national governmental authorities, and of all states, municipalities and other political subdivisions and agencies thereof, including, without limiting the generality of the foregoing, the Federal Food, Drug, and Cosmetic Act, the regulations and other requirements of the United States Food and Drug Administration, similar state laws and regulations or similar laws and other requirements in the Territory, including any and all amendments, as may be applicable in any jurisdiction in the Territory in which any Martek Products, or Licensee Product, as applicable, is sold.
     5.3.2 It shall be PURCHASER’s, and not SELLER’s, responsibility to secure any regulatory approvals for Licensee Products in the Territory that may be necessary in connection with exercise by PURCHASER of the rights granted to it under this Agreement; provided, however, that PURCHASER shall not be obligated to take any specific action or measure to seek regulatory approval for or to market Licensee Products. In connection with the immediately foregoing sentence, PURCHASER shall not intentionally impair SELLER’s ability to obtain any regulatory approval of the Martek Products by the competent governmental authorities in any Territory and for any product that SELLER may elect to pursue, and SELLER shall not intentionally impair PURCHASER’s ability to obtain any regulatory approval of the Licensee Product by the competent governmental authorities in any Territory and for any Licensee Product that PURCHASER may elect to pursue.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 12–

     5.3.3 PURCHASER may, with reasonable notice, inspect and/or conduct audits, including, without limitation, Compliance Audits of any SELLER plants used for the manufacture of Martek Product hereunder (“Plants”). In connection therewith, PURCHASER and/or its designated representatives shall have the right to (i) enter those Plants where the Martek Products are manufactured, tested, packaged, stored, handled, or shipped, (ii) examine such facilities and the manufacture and quality control records relating to Martek Products, and (iii) inspect and audit the ingredients, work in process, inventories, premises, documentation, manufacturing methods, testing practices and results, packaging procedures, and all other matters associated with the manufacture and packaging of Martek Product or otherwise related to SELLER’s performance under this Agreement, in each case to the extent reasonably related to ensuring SELLER’s compliance with its obligations hereunder. Such inspections and/or audits shall be held during normal business hours and shall be conducted in accordance with SELLER’s reasonable directions and health and safety and other protocols as applicable at the relevant Plant or other facility.
For the purposes of this Agreement, the term “Compliance Audit” shall mean a review by appropriate representatives of PURCHASER of those portions of each Plant at which the manufacture, packaging, and/or storage of Martek Product being purchased by PURCHASER has been or is then being conducted, for purposes of reasonably reviewing SELLER’s procedures and processes used in the manufacture, packaging, and/or storage of Martek Product, including, but not limited to, production and quality control records and investigations of quality specifically relating to Martek Product. A SELLER representative shall accompany any of PURCHASER’s representatives, including PURCHASER’s employees, while such individuals are on the premises of SELLER or its Affiliates. In connection with any such audit, PURCHASER and its representatives shall comply with those site procedures, instructions of SELLER’s representatives, and instructions applicable to employees of SELLER of which PURCHASER shall be reasonably notified. SELLER shall cooperate with and provide reasonable assistance to PURCHASER during such audit. All Compliance Audits shall be at PURCHASER’s expense. Visits by PURCHASER representatives to SELLER’s facilities may involve the transfer of Confidential Information and shall be subject to the terms of Article 8 hereof. The results of such audits and inspections shall also be considered Confidential Information under Article 8.
PURCHASER shall submit to SELLER a written report outlining its findings, observations, and items PURCHASER believes require corrective action from any such Compliance Audit. Within thirty (30) days after receipt of any such report from PURCHASER, SELLER shall respond to PURCHASER in writing, which response shall include a detailed corrective and preventative action plan along with a timetable, reasonably acceptable to PURCHASER for resolution of any matters either identified by PURCHASER as or otherwise deemed to be a material finding. If the parties are unable to agree on the terms of any corrective and/or preventive actions (including whether or not any is required), or resolve any such matters identified pursuant to this section, such terms or matters shall be shall be resolved in accordance with the Alternative Dispute Resolution process in Exhibit D.
SELLER shall use commercially reasonable efforts to obtain similar audit rights for PURCHASER with respect to any SELLER TPM, as defined in Section 2.6.2.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 13–

     5.4 Performance and Product Quality. PURCHASER covenants and agrees that it and its Affiliates shall exercise a reasonable standard of care and quality control in the testing, manufacturing, marketing, packaging, distribution and sale of each Licensee Product. PURCHASER further covenants and agrees that it and its Affiliates shall maintain quality control, provide adequate tests of materials, provide quality workmanship, and do such other things as are reasonably required to help assure high quality production of such Licensee Products.
     5.5 Audit Rights.
     5.5.1 SELLER covenants and agrees that SELLER shall keep true and accurate records as is reasonably necessary to allow PURCHASER to verify SELLER’s compliance with * this Agreement. Such records shall be made available during business hours upon prior written request by PURCHASER, which request shall be made no more than once in any calendar year, for inspection by a Third Party independent accountant who is not the auditor of record for PURCHASER and who is reasonably acceptable to SELLER and who shall be bound by a confidentiality agreement with SELLER. Such inspection shall be limited to the extent necessary for the determination of compliance with such provisions. Such records shall be retained for a period of three (3) years following the year to which they relate. Such records shall be limited to those records reasonably necessary to verify SELLER’s compliance with Section 2.1.2 of this Agreement. The accountant shall provide PURCHASER with a report containing the accountant’s conclusions, but not the inspected records nor the information contained therein, and shall concurrently provide SELLER with such report. In the event the Third Party independent accountant shows non-compliance with Section 2.1.2 and the parties cannot agree on a resolution, then the arbitration provisions of Exhibit D will apply. PURCHASER shall bear the full cost of any such audit: provided that if the audit, as reasonably agreed by SELLER or as determined via the arbitration provisions of Exhibit D, shows an overpayment by PURCHASER of * or greater of the amounts audited, and in any event an overpayment of at least *, SELLER shall bear the reasonable out-of-pocket costs paid by PURCHASER to the Third Party accountant for the audit.
     5.5.2 PURCHASER covenants and agrees that PURCHASER shall keep true and accurate records regarding PURCHASER’s compliance with the terms of Section 2.1.1 of this Agreement. Such records shall be made available during business hours upon prior written request by SELLER, which request shall be made no more than once in any calendar year, for inspection by a Third Party independent accountant who is not the auditor of record for SELLER and who is reasonably acceptable to PURCHASER and who shall be bound by a confidentiality agreement with PURCHASER. Such inspection shall be limited to the extent necessary for the determination of compliance with such provision. Such records shall be retained for a period of three (3) years following the year to which they relate. Such records shall be limited to those records reasonably necessary to verify PURCHASER’s compliance with Section 2.1.1 of this Agreement. The accountant shall provide SELLER with a report containing the audit’s conclusions, but not the inspected records nor the information contained therein, and shall concurrently provide PURCHASER with such report. In the event the Third Party independent accountant shows

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 14–

non-compliance with Section 2.1.1 and the parties cannot agree on a resolution, then the arbitration provisions of Exhibit D will apply.
ARTICLE 6. LIMITATION OF LIABILITY
     6.1 Indirect Damages. EXCEPT AS SET FORTH IN ARTICLE 7, OR UNLESS ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS OR BUSINESS OPPORTUNITY, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR ANY OTHER THEORY UPON WHICH ONE PARTY MAY SEEK REMEDIES AGAINST THE OTHER (“INDIRECT DAMAGES”). EXCEPT AS SET FORTH IN ARTICLE 7, IN NO EVENT SHALL A PARTY BE RESPONSIBLE FOR PUNITIVE OR EXEMPLARY DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.
     6.2 Maximum Aggregate Liability. EXCEPT FOR LIABILITY WHICH IS THE SUBJECT OF INDEMNIFICATION AS SET FORTH IN ARTICLE 7, OR UNLESS ARISING FROM THE WILLFUL OR INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY, NEITHER PARTY’S TOTAL LIABILITY TO THE OTHER PARTY DURING ANY CALENDAR YEAR AND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT OR TORT (INCLUDING NEGLIGENCE), SHALL EXCEED THE GREATER OF (I) THE TOTAL PURCHASE PRICE OF MARTEK PRODUCT SOLD TO PURCHASER AND ITS DESIGNEES UNDER THIS AGREEMENT DURING THE PRIOR CALENDAR YEAR AND (II) *.
ARTICLE 7. INDEMNIFICATION
     7.1 Indemnity by SELLER. Except to the extent of Losses for which PURCHASER has agreed to indemnify SELLER pursuant to Section 7.2(ii) and (iii) below, SELLER shall indemnify, defend, and hold harmless PURCHASER, PURCHASER’s Affiliates, and PURCHASER’s and PURCHASER’s Affiliates’ directors, officers, employees, and agents from and against all costs, expenses, damages, losses and liabilities (“Losses”) asserted by a Third Party against PURCHASER, PURCHASER’s Affiliates, or PURCHASER’s or PURCHASER’s Affiliates’ directors, officers, employees, or agents for which any of them may become liable or incur or be compelled to pay to the extent such Losses result from: (i) SELLER’s or its Affiliates’ breach of any of its obligations, representations or warranties under this Agreement; (ii) a failure of the Martek Product to conform to the Martek Product Specifications * or a defect in the Martek Product existing as of delivery of such Martek Product pursuant to Section 2.4.1 (including latent defects); or (iii) any negligence, gross negligence, or willful or intentional misconduct of SELLER or any of its Affiliates.
     7.2 Indemnity by PURCHASER. Except to the extent of Losses for which SELLER has agreed to indemnify PURCHASER pursuant to Section 7.1 above, PURCHASER shall indemnify, defend, and hold harmless SELLER, SELLER’s Affiliates, and SELLER’s and

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 15–

SELLER’s Affiliates’ directors, officers, employees, and agents from and against all Losses asserted by a Third Party against SELLER, SELLER’s Affiliates, or SELLER’s or SELLER’s Affiliates’ directors, officers, employees, or agents for which any of them may become liable or incur or be compelled to pay to the extent such Losses result from: (i) the production, manufacture, use, importation, distribution or sale of Licensee Products, including, without limitation, product liability claims; (ii) PURCHASER’s or its Affiliates’ breach of any obligations, representations or warranties under this Agreement; or (iii) any negligence, gross negligence, or willful or intentional misconduct of PURCHASER or any of its Affiliates.
     7.3 Condition to Indemnification. If either party expects to seek indemnification under this Article 7, it shall promptly give notice to the indemnifying party of the basis for such claim of indemnification. If indemnification is sought as a result of any Third Party claim or suit, such notice to the indemnifying party shall be given within fifteen (15) days after receipt by the other party of such claim or suit; provided, however, that the failure to give notice within such time period shall not relieve the indemnifying party of its obligation to indemnify except to the extent that it shall be materially prejudiced by the failure. Each party shall fully cooperate with the other party in the defense of all such claims or suits. The indemnifying party shall have sole authority to defend and/or settle such claim or suit; provided, however, that the indemnified party shall have the right to participate in its defense at its own expense, and no offer of settlement, settlement or compromise shall be binding on a party hereto without its prior written consent (which consent shall not be unreasonably withheld) unless such settlement fully releases such party without any liability, loss, cost, or obligation to such party.
     7.4 Survival of Indemnity Obligation. The indemnification obligations provided in this Agreement shall survive the expiration or termination of this Agreement, whether occasioned by the Agreement’s expiration pursuant to Section 4.1 above or earlier termination pursuant to the other Sections of Article 4 above.
ARTICLE 8. CONFIDENTIALITY
     8.1 Disclosure of Information. All the Technology and all other information provided hereunder by the parties pursuant to and in execution of their obligations and in exercise of their rights under this Agreement, including, without limitation, the terms of this Agreement, the Martek Product Specifications, and *, shall be deemed confidential (“Confidential Information”). SELLER and PURCHASER acknowledge and agree that the value of the Technology, the Martek Products, and the Licensee Products is based, to a large extent, on maintaining the confidentiality of the Technology, the Martek Products, and the Licensee Products and preventing any unauthorized dissemination to or use by Third Parties of Confidential Information relating to the Technology, the Martek Products, or the Licensee Products. Confidential Information hereunder shall be safeguarded by the recipient and shall not be disclosed to Third Parties and shall be made available only to the receiving party’s employees, agents or permitted subcontractors who have a need to know such information for purposes of performing the party’s obligations, or for purposes of exercising the party’s rights, under this Agreement, and such employees, agents or permitted subcontractors shall have a legal obligation to the party hereunder from whom they receive Confidential Information not to disclose such information to Third Parties and not to use it in any

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 16–

manner other than as permitted herein. Each party shall treat, and PURCHASER shall ensure that its Affiliates treat, any and all such Confidential Information in a reasonable manner, and in any event with no less than the same level of protection as such party maintains its own Confidential Information. These mutual obligations of confidentiality shall not apply to any information to the extent that such information: (i) is or later becomes generally available to the public, such as by publication or otherwise, through no fault of the receiving party; (ii) is obtained from a Third Party having the legal right to make such a disclosure without obligations of confidentiality; (iii) is independently developed by a party without access to the Confidential Information, as evidenced by written records; or (iv) is known to the receiving party before receipt thereof under this Agreement or the License Agreement, as evidenced by the receiving party’s written records. SELLER, PURCHASER or PURCHASER’s Affiliates shall not remove from any communications or other documents delivered by a disclosing party any proprietary notices affixed thereto by the disclosing party.
     Notwithstanding the foregoing, (y) SELLER may issue the press release set forth in attached Exhibit E upon final execution of this Agreement and (z) SELLER and PURCHASER may disclose (including but not limited to disclosure in response to questions, interrogatories, requests for information or documents in legal proceedings, subpoenas, civil investigative demand or other similar process) or announce to any Third Person, disclose in any filings under applicable securities laws or regulations or otherwise make any public disclosure or issue a press release concerning (a) the fact and the nature of this Agreement and the transactions to be performed pursuant hereto; or (b) any Confidential Information of the other party, as and to the extent required by applicable law or government agency of the United States and the countries of the Territory, including, but not limited to, any applicable disclosure requirements under the federal securities laws or regulations thereunder, provided that in the case of each such disclosure, announcement or press release, the disclosing party, upon the advice of outside counsel, in good faith deems the disclosure necessary to comply with the foregoing and to the extent practicable and consistent with applicable laws, gives reasonable prior written notice to the other party and gives the other party such assistance as the other party may reasonably request, in accordance with applicable law, in order to prevent, challenge, modify or protect such disclosure. In addition, SELLER and PURCHASER may disclose the fact and the terms of this Agreement to its attorneys and accountants without notice to the other party, and PURCHASER may deliver a copy of this Agreement to any Affiliate, so long as any such recipient has undertaken, in writing, an obligation to maintain the terms of this Agreement in confidence.
     8.2 Post-Termination Obligations. The mutual confidentiality obligations of the parties under the provisions of this Article 8 shall survive the expiration or termination of this Agreement for a period of ten (10) years from the date thereof. Upon expiration or termination of this Agreement, each party shall promptly return to the other all Confidential Information disclosed or delivered to such party pursuant to this Agreement and then in existence, subject to the retention by such party of one (1) copy thereof for archival purposes only.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 17–

ARTICLE 9. GENERAL PROVISIONS
     9.1 Dispute Resolution. SELLER and PURCHASER covenant and agree to use their diligent efforts to resolve any disputes that arise between them in the future and are related to this Agreement through negotiation and mutual agreement and, if good faith efforts to so negotiate and mutually agree are unavailing, through binding arbitration under the procedures set forth herein. When either party determines that there is a dispute subject to arbitration under this Agreement, it shall promptly send written notice of the dispute to the other party. The parties agree that for a period of thirty (30) days from the sending of such written notice, they shall in good faith negotiate to resolve the dispute. Subject to the foregoing, any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled pursuant to a binding dispute resolution procedure as set forth on the attached Exhibit D. Notwithstanding the foregoing, the parties acknowledge and agree that each of them shall have the right to seek immediate injunctive and other equitable relief through the courts in the event of any material breach of this Agreement by the other party that would cause the non-breaching party irreparable injury for which there would be no adequate remedy at law.
     9.2 Information Exchange. During the Term, the parties shall promptly notify each other of any report of an adverse event associated with the use of Martek Products in any Licensee Product. PURCHASER shall have sole discretion in determining what action, if any, is to be taken by PURCHASER in connection with any adverse event relating to a Licensee Product. In addition, PURCHASER may, in its sole discretion, on a semi-annual basis, provide to SELLER market data relating to the countries in which PURCHASER is selling Licensee Products, the brands under which such products are sold, and whether such products are premium or full line conversions.
     9.3 Force Majeure. Neither party to this Agreement shall be liable for damages due to delay or failure to perform any obligation under this Agreement, other than an obligation to make payments, if such delay or failure results directly or indirectly from circumstances beyond the reasonable control of such party and constituting a force majeure event. A force majeure event shall include, but shall not be limited to, acts of God, acts of war, acts of terrorism, civil commotions, riots, strikes, lockouts, acts of the government in either its sovereign or contractual capacity, perturbation in telecommunications transmissions, inability to obtain suitable equipment or components or raw materials, accident, fire, water damages, flood, earthquake, or other natural catastrophes. Upon occurrence of a force majeure event, the party affected shall promptly notify the other in writing, setting forth the details of the occurrence, and make reasonable commercial efforts to resume the performance of its obligations as soon as practicable after the force majeure event ceases. If remittance of U.S. Dollars is prevented or impaired for reasons of force majeure, the party owing the money shall settle such obligations in the manner as reasonably agreed to by the parties, such agreement of a party not to be unreasonably withheld or delayed. Should the effect of force majeure continue for more than six (6) consecutive months, the party to whom the performance is owed may terminate this Agreement without liability (other than for claims arising prior to the effective date of termination) on thirty (30) days notice to the party impaired by force majeure.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 18–

SELLER expressly acknowledges that under this Agreement SELLER is a strategic and essential supplier for PURCHASER’s ongoing business. Accordingly, notwithstanding anything in this Agreement to the contrary, upon the occurrence of a force majeure event affecting SELLER’s ability to supply Martek Products as ordered by PURCHASER or its Designees in accordance with the terms of this Agreement, the provisions of Section 2.7 shall apply.
     9.4 Insurance. PURCHASER is self-insured with respect to product liability insurance covering Licensee Products. SELLER, at its sole cost and expense, shall procure and maintain in force a policy of comprehensive general liability insurance, including bodily injury, death, and property damage, and product liability coverage, of not less than Ten Million Dollars ($10,000,000.00) per occurrence and Ten Million Dollars ($10,000,000) in the aggregate, covering SELLER’s performance under this Agreement, including the Martek Products, with PURCHASER named as an additional insured and loss payee and providing for at least thirty (30) days prior written notice to PURCHASER of any cancellation, termination or change of such insurance coverage. PURCHASER may request from SELLER a certificate evidencing such insurance and such certificate shall be promptly provided. The minimum insurance coverage set forth above shall be maintained at all times unless changed to equivalent coverage by another carrier upon thirty (30) days prior written notice to PURCHASER. Any successor to or permitted assignee of this Agreement shall similarly procure and maintain such insurance coverage.
     9.5 Notices. Notices required under this Agreement shall be in writing and sent by registered mail, by facsimile transmission, by nationally recognized overnight courier service, or by hand delivery, with written verification of receipt and date of receipt, to the respective parties at the following addresses:
     Notices to SELLER:
Martek Biosciences Corporation
6480 Dobbin Road
Columbia, Maryland 21045
Facsimile: (410) 740-2985
Attn: General Counsel
     Notices to PURCHASER:
Abbott Nutrition
625 Cleveland Ave., Dept. 102300
Columbus, OH 43215
Attn: Manager of Purchasing
Facsimile: (614) 624-6677

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 19–

With a copy to:
Senior Counsel, Abbott Nutrition Legal Operations
Abbott Nutrition
625 Cleveland Ave., Dept. 102300
Columbus, OH 43215
Facsimile: (614) 624-3074
Abbott Nutrition
200 Abbott Park Road
Abbott Park, IL 60064
Attn: Executive Vice President, Global Nutrition
Facsimile: (847) 935-3260
or to such other addresses as either party may designate by a notice given in compliance with this paragraph, and shall be deemed effective when received.
     9.6 Entire Agreement. The terms and provisions contained in this Agreement and its Exhibits constitute the entire agreement between the parties on the subject matter hereof and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties hereto with respect to the subject matter hereof. In the event of any conflict between the terms of this Agreement and the License Agreement, the provisions of this Agreement shall supersede and shall be controlling. No agreement or understanding varying or extending this Agreement will be binding upon either party hereto, unless in a writing which specifically refers to this Agreement, and signed by duly authorized officers or representatives of the respective parties. The provisions of this Agreement not specifically amended by any such further amendment shall remain in full force and effect.
     9.7 Assignment. No party may transfer or assign this Agreement or any of its rights or obligations under this Agreement, directly, indirectly, or in connection with any change in control (with change in control meaning the acquisition of more than fifty percent (50%) of the voting shares of a party or of more than fifty percent (50%) of the assets of a party by any person, entity, or group (whether in a single transaction or a series of transactions)), without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may, without such other party’s consent, assign its rights and obligations in whole or in part under this Agreement to an affiliate or wholly-owned subsidiary of such party. Notwithstanding the foregoing sentence, either party (“the first Party”) may assign this Agreement and/or its rights or obligations under this Agreement, without the prior written consent of the other party, to any acquirer of all or substantially all of the first Party’s business (which in PURCHASER’s case means its infant formula business, and in SELLER’s case means its entire business) provided that prior notice of the assignment has been given by the first Party to the other party. In the event of any permitted assignment, this Agreement will bind and inure to the benefit of the assignee. Any purported assignment without a required consent shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 20–

assignment shall relieve any party of its responsibility for the performance of any obligations that accrued prior to the effective date of such assignment.
     9.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be a duplicate original, but which, taken together, shall be deemed to constitute a single instrument.
     9.9 Severability. If any provision of this Agreement is declared void or unenforceable by any relevant judicial or administrative authority, such declaration shall not of itself nullify the remaining provisions of this Agreement. Consequently, the parties shall meet to determine the effect of any such declaration and any variations to this Agreement which are mutually desirable.
     9.10 Waiver. No waiver by either party of any breach of any of the terms or conditions herein provided to be performed by the other party shall be construed as a waiver of any subsequent breach, whether of the same or of any other term or condition hereof.
     9.11 Headings. Section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     9.12 Survival. Sections 2.1.2, 2.5.1, 2.7.4, 3.1.4, 3.2, 3.3, 4.3, 4.4, 5.3.1, 5.5, 9.1, 9.5, 9.6, 9.7, 9.9, 9.10, 9.11, 9.12, 9.13 and 9.14, and Articles 6 and 7 shall survive the termination or expiration of this Agreement for the longer of five (5) years or the term of the License Agreement; Section 8 shall survive the termination or expiration of this Agreement for ten (10) years; and Section 9.4 shall survive the termination or expiration of this Agreement for two (2) years.
     9.13 Construction of Agreement. This Agreement shall be construed and the respective rights of the parties shall be determined under and pursuant to the laws of the State of Delaware, without regard to the principles of conflict of laws thereof. The parties expressly exclude the applicability of the Convention on Contracts for the International Sale of Goods.
     9.14 Relationship between Parties. Neither party to this Agreement shall have the power to bind the other by any guarantee or representation that either party may give, or in any other respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of the other party, and for purposes of this Agreement, the parties hereto hereby acknowledge and agree that they shall not be deemed partners, joint venturers, or to have created the relationship of agency or of employer and employee between the parties.
     9.15 Debarment and Exclusion. SELLER represents and warrants that neither it, nor any of its employees or agents performing hereunder, have ever been, are currently, or are the subject of a proceeding that could lead to it or such employees or agents becoming, as applicable, a Debarred Entity or Individual, an Excluded Entity or Individual or a Convicted Entity or Individual. SELLER further covenants, represents and warrants that if, during the term of this Agreement, it, or any of its employees or agents performing hereunder, become or are the subject of a proceeding that could lead to that party becoming, as applicable, a Debarred Entity or

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 21–

Individual, an Excluded Entity or Individual or a Convicted Entity or Individual, SELLER shall immediately notify PURCHASER, and PURCHASER shall have the right to immediately terminate this Agreement. This provision shall survive termination or expiration of this Agreement. For purposes of this provision, the following definitions shall apply:
     9.15.1 A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug product application.
     9.15.2 A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or affiliate of a Debarred Entity.
     9.15.3 An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General of the U.S. Department of Health and Human Services (“OIG/HHS”), or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (“GSA”).
(REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK)
     9.15.4 A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a — 7(a), but has not yet been excluded, debarred, suspended or otherwise declared ineligible.
     IN WITNESS WHEREOF, this Supply Agreement has been executed in English in four copies, each a duplicate original, of which two are for SELLER and two are for PURCHASER, as of the day and year first above written.

MARTEK BIOSCIENCES CORPORATION			ABBOTT NUTRITION, a division of ABBOTT LABORATORIES

By:	/s/ David Abramson		By:	/s/ Holger Liepmann
	Name:	David Abramson		Name:	Holger Liepmann
	Title:	President		Title:	Executive Vice President

October 5, 2007			October 5, 2007

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

–Page 22–

EXHIBIT A
PURCHASE PRICE
During the Term, the pricing provisions set forth in Section 1 below shall amend the License Agreement by replacing Sections 4.1(iii) through 4.1(v) of the License Agreement in their entirety. Following termination by either party for any reason, such Sections of the License Agreement shall once again be in full force and effect for actions occurring after such termination.
1. Purchase Price
PURCHASER and its Designees shall pay SELLER compensation for the Martek Products (in oil form) and/or the rights granted to PURCHASER with respect to the Martek Products in accordance with this Exhibit A. All prices and pricing provisions in this Exhibit A or elsewhere in this Agreement are subject to Section 2.1.2 of this Agreement.
The prices set forth in this Exhibit A may be increased annually by SELLER by up to the amount of the percentage increase above * in the US Producer Price Index for Consumer Goods Excluding Food as published by the U.S. Bureau of Labor Statistics (“PPI”) as compared to the PPI for the previous year. In the event SELLER, pursuant to the prior sentence, is entitled to but elects not to take a given annual price increase, SELLER may elect to take a cumulative price increase as of the next annual price review; provided, however, that in no event shall such cumulative price increase exceed * eligible but untaken increases.
For purposes of pricing under this Agreement, a kilogram of the Martek Products, as referred to in this Exhibit A, shall contain approximately forty percent (40%), by weight, of DHA or ARA or DHA and ARA in the aggregate combined. Notwithstanding the previous sentence, should Martek Products containing approximately forty percent (40%), by weight, of DHA or ARA or DHA and ARA in the aggregate cease to be available, the per kilogram pricing alternatives set forth below shall be subject to change based on the available percent weight of DHA or ARA.
Purchase Price for annual volumes† of the Martek Products up to * will be calculated as follows, which Purchase Price SELLER represents and warrants provides PURCHASER with * as of the Effective Date as required pursuant to Section 2.1.2:

Annual Volume (Units)	Price per Unit of Martek Products	Annual Volume (Kilograms)	Price per Kilogram of Martek Products
*	*	*	*
*	*	*	*
*	*	*	*
*	*	*	*

†	Annual volumes are calculated on a full calendar year basis based on the cumulative total of all purchases of Martek Products by PURCHASER and its Designees under this Agreement in the relevant calendar year. In the event of less than a full calendar year period, the above pricing brackets

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

shall be pro rated in direct proportion to such shorter period. Furthermore, the price for all Martek Product purchased will be dictated by the final annual volume price bracket for the relevant calendar year (e.g., if PURCHASER purchases * in a calendar year, the price for all such Units would be * per Unit of Martek Product). Notwithstanding the foregoing three (3) sentences, and subject to the * in this Agreement, pricing for annual volume purchased over * will be supplied by SELLER if applicable and will apply only to the annual volume purchased in excess of *.
Royalty: *

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT B
ADDITIONAL AMENDMENTS TO LICENSE AGREEMENT
1. The License Agreement is hereby amended by adding the following at the end of Article I:
“Designee” shall mean an entity that is designated by Licensee, and is approved by Licensor in writing, such approval not to be unreasonably withheld or delayed, to order quantities of the Martek Products from Licensor pursuant to any supply agreement then in effect between Licensee and Licensor solely for (a) microencapsulation and/or other processing and (b) resale to Licensee solely for use in accordance with the terms of the License Agreement. As of October 1, 2007, * are approved as Designees.
2. Section * of the License Agreement is amended by adding the word * before * and after *.
3. Section 2.1 of the License Agreement is amended by adding the following to the end of such Section: “and (iv) to use the Martek Products for Licensee’s internal research and development purposes relating to infant nutrition”.
4. Section 2.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:
     Reserved.
5. Sections 2.4(ii) and (iii) of the License Agreement are hereby deleted in their entirety, and Section 2.4(iv) of the License Agreement is hereby renumbered as Section 2.4(ii), and amended by adding the following to the end of the section:
     Notwithstanding the foregoing, Licensee may transfer the Martek Products, or may direct Licensor to transfer the Martek Products, to any Designee solely for (a) microencapsulation and/or other processing that may be approved in writing by Licensor and (b) resale to Licensee solely for use in accordance with the terms of the License Agreement.
6. Section 3.4 of the License Agreement is hereby amended by adding the following sentence to the end: “Notwithstanding the above, Licensee may not terminate this Agreement effective earlier than January 1, 2012.”
7. Section 4.4 of the License Agreement is hereby amended by deleting all language after the first sentence thereof.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT C
MARTEK PRODUCT SPECIFICATIONS
ARASCO®
Product Specifications
General Characteristics

Description: Appearance: Odor: Antioxidants:	Vegetable oil from fungi, containing 40% arachidonic acid (ARA) Free flowing yellow liquid oil (triglyceride) Characteristic *

Chemical Characteristics	Fatty Acid Composition	Area %

*
	*	*
*
Elemental Composition
*
Product Storage and Stability
Maximum stability of ARASCO is achieved by shipping and storing the product frozen in the original unopened container at -20 degrees Centigrade until thawed for use. The oil should be protected from exposure to oxygen and elevated temperatures (> 30 C). Shipping and storage under frozen conditions provides stability for ARASCO for up to three years if product is kept frozen and unopened.
Once a container of oil is thawed and opened, use entire contents immediately. However, if it is not possible to use the entire amount at one time, the remainder may be nitrogen purged and refrozen at -20 degrees Centigrade.
Ingredients
Fungal Oil; *

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

DHASCO®
Product Specifications
General Characteristics

Description: Appearance: Odor: Antioxidants:	Vegetable oil from microalgae, containing 40% docosahexaenoic acid (DHA) Free flowing light yellow to dark orange liquid oil (triglyceride) Characteristic *

Chemical Characteristics	Fatty Acid Composition	Area %

*
	*	*
*
Elemental Composition
*
Product Storage and Stability
Maximum stability of DHASCO is achieved by shipping and storing the product frozen in the original unopened container at -20 degrees Centigrade until thawed for use. The oil should be protected from exposure to oxygen and elevated temperatures (> 30 C). Shipping and storage under frozen conditions provides stability for DHASCO for up to three years if product is kept frozen and unopened.
Once a container of oil is thawed and opened, use entire contents immediately. However, if it is not possible to use the entire amount at one time, the remainder may be nitrogen purged and refrozen at -20 degrees Centigrade.
Ingredients
Algal Oil; *

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT D
ALTERNATIVE DISPUTE RESOLUTION
     The parties recognize that from time to time a dispute may arise relating to either party’s rights or obligations under this Agreement. The parties agree that any such dispute shall be resolved by the Alternative Dispute Resolution (“ADR”) provisions set forth in this Exhibit, the result of which shall be binding upon the parties.
     To begin the ADR process, a party first must send written notice of the dispute to the other party for attempted resolution by good faith negotiations between their respective presidents (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received (all references to “days” in this ADR provision are to calendar days). If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.
     1. To begin an ADR proceeding, a party shall provide written notice to the other party of the issues to be resolved by ADR. Within fourteen (14) days after its receipt of such notice, the other party may, by written notice to the party initiating the ADR, add additional issues to be resolved within the same ADR.
     2. Within twenty-one (21) days following the initiation of the ADR proceeding, the parties shall select a mutually acceptable neutral to preside in the resolution of any disputes in this ADR proceeding. If the parties are unable to agree on a mutually acceptable neutral within such period, either party may request the President of the CPR International Institute for Conflict Prevention and Resolution (“CPR”), 575 Lexington Avenue, 21st Floor, New York, New York 10022, to select a neutral pursuant to the following procedures:
     (a) The CPR shall submit to the parties a list of not less than five (5) candidates within fourteen (14) days after receipt of the request, along with a Curriculum Vitae for each candidate. No candidate shall be an employee, director, or shareholder of either party or any of their subsidiaries or affiliates.
     (b) Such list shall include a statement of disclosure by each candidate of any circumstances likely to affect his or her impartiality.
     (c) Each party shall number the candidates in order of preference (with the number one (1) signifying the greatest preference) and shall deliver the list to the CPR within seven (7) days following receipt of the list of candidates. If a party believes a conflict of interest exists regarding any of the candidates, that party shall provide a written explanation of the conflict to the CPR along with its list showing its order of preference for the candidates. Any party failing to return a list of preferences on time shall be deemed to have no order of preference.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     (d) If the parties collectively have identified fewer than three (3) candidates deemed to have conflicts, the CPR immediately shall designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference. If a tie should result between two candidates, the CPR may designate either candidate. If the parties collectively have identified three (3) or more candidates deemed to have conflicts, the CPR shall review the explanations regarding conflicts and, in its sole discretion, may either (i) immediately designate as the neutral the candidate for whom the parties collectively have indicated the greatest preference, or (ii) issue a new list of not less than five (5) candidates, in which case the procedures set forth in subparagraphs 2(a) — 2(d) shall be repeated.
     3. No earlier than twenty-eight (28) days or later than fifty-six (56) days after selection, the neutral shall hold a hearing to resolve each of the issues identified by the parties. The ADR proceeding shall take place at a location agreed upon by the parties. If the parties cannot agree, the neutral shall designate a location other than the principal place of business of either party or any of their subsidiaries or affiliates.
     4. At least seven (7) days prior to the hearing, each party shall submit the following to the other party and the neutral:
     (a) a copy of all exhibits on which such party intends to rely in any oral or written presentation to the neutral;
     (b) a list of any witnesses such party intends to call at the hearing, and a short summary of the anticipated testimony of each witness;
     (c) a proposed ruling on each issue to be resolved, together with a request for a specific damage award or other remedy for each issue. The proposed rulings and remedies shall not contain any recitation of the facts or any legal arguments and shall not exceed one (1) page per issue. The parties agree that neither side shall seek as part of its remedy any punitive damages.
     (d) a brief in support of such party’s proposed rulings and remedies, provided that the brief shall not exceed twenty (20) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
          Except as expressly set forth in subparagraphs 4(a) — 4(d), no discovery shall be required or permitted by any means, including depositions, interrogatories, requests for admissions, or production of documents.
     5. The hearing shall be conducted on two (2) consecutive days and shall be governed by the following rules:

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     (a) Each party shall be entitled to five (5) hours of hearing time to present its case. The neutral shall determine whether each party has had the five (5) hours to which it is entitled.
     (b) Each party shall be entitled, but not required, to make an opening statement, to present regular and rebuttal testimony, documents or other evidence, to cross-examine witnesses, and to make a closing argument. Cross-examination of witnesses shall occur immediately after their direct testimony, and cross-examination time shall be charged against the party conducting the cross-examination.
     (c) The party initiating the ADR shall begin the hearing and, if it chooses to make an opening statement, shall address not only issues it raised but also any issues raised by the responding party. The responding party, if it chooses to make an opening statement, also shall address all issues raised in the ADR. Thereafter, the presentation of regular and rebuttal testimony and documents, other evidence, and closing arguments shall proceed in the same sequence.
     (d) Except when testifying, witnesses shall be excluded from the hearing until closing arguments.
     (e) Settlement negotiations, including any statements made therein, shall not be admissible under any circumstances. Affidavits prepared for purposes of the ADR hearing also shall not be admissible. As to all other matters, the neutral shall have sole discretion regarding the admissibility of any evidence.
     6. Within seven (7) days following completion of the hearing, each party may submit to the other party and the neutral a post-hearing brief in support of its proposed rulings and remedies, provided that such brief shall not contain or discuss any new evidence and shall not exceed ten (10) pages. This page limitation shall apply regardless of the number of issues raised in the ADR proceeding.
     7. The neutral shall rule on each disputed issue within fourteen (14) days following completion of the hearing. Such ruling shall adopt in its entirety the proposed ruling and remedy of one of the parties on each disputed issue but may adopt one party’s proposed rulings and remedies on some issues and the other party’s proposed rulings and remedies on other issues. The neutral shall not issue any written opinion or otherwise explain the basis of the ruling.
     8. The neutral shall be paid a reasonable fee plus expenses. These fees and expenses, along with the reasonable legal fees and expenses of the prevailing party (including all expert witness fees and expenses), the fees and expenses of a court reporter, and any expenses for a hearing room, shall be paid as follows:
     (a) If the neutral rules in favor of one party on all disputed issues in the ADR, the losing party shall pay 100% of such fees and expenses.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

     (b) If the neutral rules in favor of one party on some issues and the other party on other issues, the neutral shall issue with the rulings a written determination as to how such fees and expenses shall be allocated between the parties. The neutral shall allocate fees and expenses in a way that bears a reasonable relationship to the outcome of the ADR, with the party prevailing on more issues, or on issues of greater value or gravity, recovering a relatively larger share of its legal fees and expenses.
     9. The rulings of the neutral and the allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction.
     10. Except as provided in paragraph 9 or as required by law, the existence of the dispute, any settlement negotiations, the ADR hearing, any submissions (including exhibits, testimony, proposed rulings, and briefs), and the rulings shall be deemed Confidential Information. The neutral shall have the authority to impose sanctions for unauthorized disclosure of Confidential Information.
     11. All ADR hearings shall be conducted in the English language.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT E
PRESS RELEASE
[Martek Letterhead]

For Immediate Release	Contact:
Philip Fass
Public Relations
(443) 542-2570
pfass@martek.com

Kyle Stults
Investor Relations
(410) 740-0081
investors@martek.com
Martek Signs Multi-Year Worldwide Sole Source Supply Agreement with Abbott
COLUMBIA, Md. — October 8, 2007 — Martek Biosciences Corporation announced today that it has entered into a long-term supply agreement with Abbott Nutrition, a leading worldwide producer of infant formula products including the Similac® Advance® brand. Martek will serve as Abbott’s exclusive worldwide DHA and ARA supplier for all of its infant formula products. The agreement provides for a ten-year term with Abbott having the right to terminate the arrangement as of January 2012.
Martek has been supplying DHA and ARA to Abbott for use in infant formula products under a 25-year license agreement signed in 2000 which remains in effect. In the new supply agreement, Abbott has committed to purchase all of its worldwide DHA and ARA requirements from Martek.
Martek manufactures nutritional oils that contain the long-chain polyunsaturated fatty acids DHA and ARA, both of which are naturally present in breast milk. Clinical studies have demonstrated benefits for infants receiving formula supplemented with DHA and ARA. Martek’s proprietary blend of DHA and ARA, marketed under the brand names life’sDHA™ and life’sARA™, is currently used in over 95% of U.S. infant formulas. Additionally, infant formula containing life’sDHA and life’sARA has been consumed by over 20 million infants in over 65 countries worldwide.
“This new agreement affirms the benefits of adding Martek’s DHA and ARA to infant formula,” said Steve Dubin, CEO of Martek. “With this new arrangement, two-thirds of Martek’s business in the infant formula market is subject to multi-year, sole source agreements.”
Martek Biosciences Corporation (NASDAQ: MATK) is a leader in the innovation and development of DHA omega-3 products that promote health and wellness through every stage of life. The company produces life’sDHA™, a sustainable and vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, beverages, infant formula, and supplements. The company also produces life’sARA™ (arachidonic acid), an omega-6 fatty acid, from a sustainable, vegetarian source, for use in infant formula. For more information on Martek Biosciences Corporation, visit http://www.martek.com.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

Sections of this release contain forward-looking statements. These statements are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors set forth in the company’s filings with the Securities and Exchange Commission, including, but not limited to, the company’s Form 10-K for the fiscal year ended October 31, 2006 and other filed reports on Form 10-K, Form 10-K/A, Form 10-Q and Form 8-K.

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

EXHIBIT F
*

-*	The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.